EXHIBIT 10.1

Fiscal Year 2012 Long-Term Equity Grant Award Description to Named Executive Officers

On December 17, 2011 the Compensation Committee of the Board of Directors approved the long-term incentive equity grants, with an effective grant date as of December 19, 2011, to those individuals set forth below in the amount and upon the terms and conditions set forth below.

General Terms of Grant:

•	Form of grant: A combination of stock option and performance share awards for executive officers.

•	Term and vesting of stock options: The stock option grants vest equally over a 3 year period and have a 7 year term.

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Settlement of performance shares: Performance shares that are earned, if any, will be settled in cash based on the results of our relative total shareholder return compared to our peer group at the end of the 3 year performance period. If the company’s initial 3 year performance period is below target against our peer group, an additional 2 year performance period would apply. The performance shares expire upon payout, if any, of the award, and in any case no later than October 31, 2016.

•	Grant date: December 19, 2011.

•	Exercise Price for Stock Options: $37.20.

•	Number of stock options and performance shares:

	Stock Option	Performance Shares
Daniel C. Ustian, Chairman, President and CEO	137,800	55,120
Andrew J. Cederoth, Executive Vice President and Chief Financial Officer	27,800	11,100
Deepak T. Kapur, President — Truck Group	33,300	13,300
Greg Elliott, SVP Human Resources and Administration	13,400	5,600
Steven K. Covey, SVP, General Counsel and Chief Ethics Officer	20,000	8,000